UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
November 30, 2012

NorthStar Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54671	26-4141646
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

399 Park Avenue, 18th Floor, New York, New York 10022

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 547-2600

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                 Entry into a Material Definitive Agreement.

On November 30, 2012, NSREIT CB Loan, LLC (“NSREIT CB”), an indirect wholly-owned subsidiary of NorthStar Real Estate Income Trust, Inc. (the “Company”), entered into an amendment (the “Amendment”) to that certain Master Repurchase Agreement (the “Citi Credit Facility”) with Citibank, N.A. (“Citibank”), dated July 18, 2012. The Amendment increased the available financing under the Citi Credit Facility from $50 million to $100 million.  The Amendment requires NSREIT CB to maintain at least $3.75 million and a maximum of $15.0 million in unrestricted cash at all times during the term of the Citi Credit Facility.  All other terms of the Citi Credit Facility and the Company’s related limited guaranty (the “Guaranty”) remained the same.

The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the Amendment which is filed as an exhibit to this Current Report on Form 8-K as well as the Citi Credit Facility and the Guaranty that were filed as exhibits to the Current Report on Form 8-K filed on July 19, 2012.

Item 8.01                 Other Events.

On November 30, 2012 (the “Closing Date”), the Company, through a subsidiary, directly originated a $72.0 million senior loan (the “Senior Loan”), $65.5 million of which was funded on the Closing Date and $6.5 million of which will be funded over the next 24 months for leasing expenses and capital expenditures.  The proceeds of the Senior Loan were used to partially refinance a two-building office portfolio totaling 432,550 square feet, located in Tysons Corner, Virginia (the “Property”).  The Company believes the Tysons Corner market is highly desirable as it is the largest office market in Virginia, a nexus of various public transportation options, home to several Fortune 500 companies and close to Washington D.C., Dulles International Airport and Reagan National Airport.

The owner of the Property (the “Owner”) is a subsidiary of a national real estate company (the “Parent”) that has a long track record of owning and managing commercial real estate properties.  According to the Parent’s website, the Parent started its business in 1972 and is currently responsible for managing over $5.0 billion of commercial, hospitality and residential assets nationwide and over the past 40 years has developed, acquired or managed over $16.0 billion of real estate assets.

The funded amount bears interest at a floating rate of 6.25% over the one-month London Interbank Offered Rate (the “LIBOR Rate”), but at no point shall the LIBOR Rate be less than 0.50%, resulting in a minimum interest rate of 6.75% per annum.  The Company expects to earn a 12.53% leveraged return, inclusive of fees based upon the Company’s utilization of its credit facilities.  The Company earned an upfront fee equal to 1.0% of the Senior Loan and will earn a fee equal to 1.0% of the outstanding principal amount at the time of repayment.

The initial term of the Senior Loan is 36 months, with two one-year extension options available to the Owner, subject to the satisfaction of certain performance tests and the Owner paying a fee equal to 0.25% of the amount being extended for the first extension option and 0.50% of the amount being extended for the second extension option.  The Senior Loan may be prepaid in whole or in part during the first 24 months, provided the Owner pays the remaining interest due on the amount prepaid through the first 24 months.  Thereafter, the Senior Loan may be prepaid in whole or in part without penalty.

The Property’s loan-to-value ratio (“LTV Ratio”) is approximately 76%. The LTV Ratio is the amount loaned by the Company to the Owner over the current appraised value of the Property as of November 9, 2012.

Safe Harbor Statement

Certain items in this Current Report on Form 8-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “anticipate,” “believe,” “plan,” “hope,” “goal,” “expect,” “future,” “intend,” “will,” “could” and “should” and similar expressions.  These statements are based on the Company’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; the Company can give no assurance that its expectations will be attained.  Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results.  Variations of assumptions and results may be material.  Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the Owner’s ability to perform under the terms of the Senior Loan, future property value, income-producing ability, impact of any losses on cash flows and returns, market rental rates, changes in the Tysons Corner market, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, ability to achieve targeted returns, generally accepted accounting principles and policies and rules applicable to REITs.  Additional factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its other filings with the Securities and Exchange Commission.  Such forward-looking statements speak only as of the date of this Current Report on Form 8-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

ITEM 9.01     Financial Statements and Exhibits.

(d)         Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit Number	Description

10.1	First Amendment to Master Repurchase Agreement, dated as of November 30, 2012, by and among NSREIT CB Loan, LLC, NorthStar Real Estate Income Trust, Inc. and Citibank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHSTAR REAL ESTATE INCOME TRUST, INC.

Date: December 4, 2012	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
General Counsel and Secretary